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                           Appendix B to Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                    filed by
                        Providian Financial Corporation


The following "2000 Management Incentive Plan" is being filed with the Securities and Exchange Commission pursuant to Instruction 3 of Item 10 of
Schedule 14A. It is not to be deemed to be "soliciting material" or "filed" with the Commission.

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                                                                    EXHIBIT 10.6

                        PROVIDIAN FINANCIAL CORPORATION

                        2000 MANAGEMENT INCENTIVE PLAN

                   (AMENDED AND RESTATED FEBRUARY 16, 2000)


1.   PURPOSE

The purpose of this amended and restated Plan is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent on the achievement of certain Performance Goals related to the performance of Providian Financial Corporation (the "Company") and its operating units. This Plan is designed to ensure that the incentives paid hereunder to executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code"). Accordingly, the adoption of this Plan as to "covered employees" under Code Section 162(m) is subject to the approval of the Company's stockholders pursuant to Code Section 162(m).

2.   PARTICIPANTS

The participants in this Plan shall be key employees of the Company, as determined by the Committee.

3.   THE COMMITTEE

The Committee shall consist of at least two outside directors of the Company that satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret this Plan in accordance with Code Section 162(m). Unless the Board provides otherwise, the Human Resources Committee of the Company's Board of Directors shall be the Committee.

4.   AMOUNT OF BONUS

A participant's bonus payment, if any, is based on (i) an individual target set by the Committee in writing with respect to the Performance Period and (ii) the Performance Goal or Goals for the Performance Period (increased or decreased, in each case in accordance with factors adopted by the Committee with respect to the Performance Period that relate to unusual items). However, no bonus in excess of 200% of the annualized highest rate of base salary paid to any executive of the Company with respect to 1999 as reported in the Company's proxy statement for the 2000 Annual Meeting will be paid to any participant with respect to a Performance Period. The Committee may also reduce an individual's maximum bonus calculated under the preceding formula in its sole discretion. This Plan's "Performance Goals" may include one or more of the following: (i) earnings; (ii) earnings per share; (iii) revenue; (iv) expenses; (v) net interest margin; and (vi) return on equity, each with respect to the Company and/or any operating unit(s) of the Company, as determined by the Committee in its sole discretion. A "Performance Period" shall be, with respect to a participant, any period not exceeding 36 months, as determined by the Committee in its sole discretion. Bonuses to be paid to participants who are not subject to the
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limitations of Code Section 162(m) may take into account other factors. The
Committee, in its sole discretion, may permit a participant to defer receipt of cash that would otherwise be delivered to the participant under this Plan. Any such deferral elections shall be subject to such rules and procedures as determined by the Committee in its sole discretion. The selection and adjustment of applicable Performance Goals, and the establishment of targets, shall occur in compliance with the rules of Code Section 162(m).

5.   PAYMENT OF BONUS

Subject to the Committee's discretion, the payment of a bonus generally requires that the participant be on the Company's payroll as of the date the bonus is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion. Bonus payments may be made (i) in cash,
(ii) in shares of Company stock granted under the Company's 2000 Stock Incentive Plan, as replaced, modified, amended or supplemented from time to time (the "2000 Stock Plan") or under the Company's 1999 Non-Officer Equity Incentive Plan, as replaced, modified, amended or supplemented from time to time (the "1999 Non-Officer Plan"), and/or (iii) in options to purchase Company stock granted under the Company's 2000 Stock Plan or the 1999 Non-Officer Plan, as determined by the Committee in its sole discretion. The number of shares granted shall be determined by dividing the cash amount forgone by the fair market value (as defined under the 2000 Stock Plan or the 1999 Non-Officer Plan) of a share on the date in question. Options granted pursuant to this Section 5 shall have a fair value equal to the amount of cash forgone, which fair value shall be based on the Black-Scholes or other objective method determined by the Committee, in its sole discretion. No bonus shall be paid unless and until the Committee certifies in writing the extent to which the Performance Goal(s) applicable to a participant have been achieved or exceeded. The Committee may establish different Performance Periods for different participants, and the Committee may establish concurrent or overlapping Performance Periods.

6.   AMENDMENT AND TERMINATION

The Board of Directors reserves the right to amend or terminate this Plan at any time with respect to future services of participants. Plan amendments will require stockholder approval only to the extent required by applicable law.

7.   LEGAL CONSTRUCTION

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. The granting of awards under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Captions are

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provided herein for convenience only, and shall not serve as a basis for interpretation or construction of this Plan.

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